Exhibit 99

Joint Filer Information

Each of the following joint filers has designated Crestview Partners III GP, L.P. as the “Designated Filer” for purposes of the attached Form 3:

1.	Crestview W2 Holdings, L.P. c/o Crestview Partners 590 Madison Avenue, 36th Floor New York, NY 10022
2.	W Energy Partners LLC 3811 Turtle Creek Blvd Suite 550 Dallas, TX, 75219
3.	WR Operating LLC 3811 Turtle Creek Blvd Suite 550 Dallas, TX, 75219

Date of Event Requiring Statement: October 1, 2018

Issuer Name and Ticker or Trading Symbol: Northern Oil & Gas Inc. [NOG]

CRESTVIEW W2 HOLDINGS, L.P.

By: Crestview W2 GP, LLC, its general partner

By:	/s/ Ross A. Oliver
Name: Ross A. Oliver
Title: General Counsel

W ENERGY PARTNERS LLC

By:	/s/ Shane Hannabury
Name: Shane Hannabury
Title: President

WR OPERATING LLC

By:	/s/ Shane Hannabury
Name: Shane Hannabury
Title: President

Date: October 11, 2018